Exhibit 10.1

EXECUTION VERSION

December 12, 2025

MBC FUNDING II CORP.

60 Cutter Mill Rd, Suite 205

Great Neck, NY 11021

Attention: Assaf Ran

Re:	$10,000,000 Committed Line of Credit

Ladies and Gentlemen:

We are pleased to inform you that Valley National Bank (“Bank”, “we” or “us”) has approved, and is willing to continue to make available to MBC FUNDING II CORP., a corporation organized under the laws of the State of New York (“Borrower” or “you”) the credit accommodations as further described below, subject to the terms and conditions set forth in this Letter Agreement (defined below).

A. Credit Terms.

1. Facilities.

1.1 Line of Credit. Bank hereby agrees to make available to Borrower a committed line of credit (“Line of Credit” or “Line”) under which Borrower may request and Bank, subject to the terms and conditions contained herein, will make advances (“Advances”) to Borrower from time to time up to the earlier to occur of (i) December 12, 2027 and (ii) the acceleration of the maturity of the amounts due hereunder upon an Event of Default (defined below) (“Maturity Date”), in an amount not to exceed at any time the Maximum Line of Credit Amount, the proceeds of which shall be used for refinancing of existing indebtedness, working capital or other general purposes of Borrower. The “Maximum Line of Credit Amount” shall mean $10,000,000. The Maturity Date may be extended by Bank by written notice to Borrower. Borrower’s obligation to repay Advances and other extensions of credit under the Line of Credit shall be evidenced by a promissory note in form and content satisfactory to Bank (“Note”), the terms of which are incorporated herein by this reference.

1.2 Repayment. Subject to the limitations set forth herein and in the Note, Borrower may borrow, repay and re-borrow Advances under the Line until the Maturity Date. The principal balance outstanding under the Line, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, all as more particularly set forth in the Note.

1.3 Borrowing Base. In addition, availability of Advances under the Line of Credit shall be subject to the Borrowing Base, as defined below. At no time shall the aggregate amount of all Advances under the Line exceed the Borrowing Base in effect at such time, and in such event, Borrower shall, within one (1) Business Day, repay to Bank in an amount equal to such excess. As a condition to Advances under the Line, Borrower shall deliver to Bank such periodic reports on its accounts and inventory, together with a borrowing base certificate showing the calculation of the Borrowing Base, in such form and detail as reasonably requested by Bank, in each case, as required pursuant to the terms hereof.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of:

(a) 75% of the outstanding principal balance of Eligible Loans that are secured by real property consisting of single-family, multi-family, mixed-use, industrial, condominium, and other income-producing properties, capped at no more than 75% of the as-is appraised value per individual loan, with a tenor up to one (1) year; plus

(b) 65% of the outstanding principal balance of Eligible Loans that are secured by real property consisting of single-family, multi-family, mixed-use, industrial, condominium, and other income-producing properties, capped at no more than 75% of the as-is appraised value per individual underlying loan, with a tenor of up to two and one-half (2.5) years, provided, that the aggregate amount of such underlying loans under this clause (b) shall not at any time exceed 50% of the total Borrowing Base; minus

(c) the Reserves.

All of the foregoing shall be determined by Bank upon receipt and review of all reports required hereunder and such other documents and collateral information that Bank may from time to time require.

“Eligible Loans” shall mean, a loan that satisfies each of the following requirements, in form and substance satisfactory to the Bank:

(a)	The loan is made to a borrower domiciled in the United States and is secured by mortgages or deeds of trust on real property located in the States of New York, New Jersey, Connecticut, or Florida;
(b)	The loan is not in default;
(c)	The loan is not more than ninety (90) days past due for any interest period;
(d)	The loan is not in foreclosure;
(e)	All property taxes relating to the underlying real property securing such loan are not in collections;
(f)	The loan does not represent more than twenty-five percent (25%) of the total Borrowing Base;
(g)	The loan is secured by a valid and perfected first-priority mortgage or deed of trust on the underlying real property, with no other liens in place, other than immaterial liens that are satisfactory to the Bank (for the avoidance of doubt, mechanics liens are hereby deemed immaterial liens that are satisfactory to the Bank);
(h)	The loan is further secured by customary collateral, including, without limitation:

i.	an assignment of leases and rents;
ii.	UCC filings on fixtures and other personal property; and
iii.	such other customary and enforceable security interests as may be required by the Bank;

(i)	The loan is covered by a lender’s title insurance policy and hazard (property) insurance naming the Corporate Guarantor as mortgagee/lender loss payee, as applicable;
(j)	The loan and all related security interests are evidenced by duly executed and enforceable loan documentation, in form and substance satisfactory to the Bank, and all liens are duly perfected, such that the Bank has a first-priority security interest in the loan and all associated personal property constituting collateral therefor;
(k)	The structure of the loan and its security documents permit the Bank, upon an Event of Default by the Borrower, to step into the Borrower’s rights and exercise remedies directly against the underlying collateral; and
(l)	Bank shall have received a duly executed and recorded copy of an assignment in favor of Bank with respect to each mortgage or deed of trust on the underlying real property which secures the loan, in each case, in form and substance satisfactory to Bank.

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Notwithstanding anything herein to the contrary, Bank hereby acknowledges and agrees that an Eligible Loan can include up to two (2) individual loans made against a single parcel of real property, so long as, the first loan is for the purchase of such real property (the “Purchase Price Loan”) and the second loan is for capital expenditures to be made to such real property, such as improvements or renovations (the “Capital Expenditure Loan”). In order to be considered an Eligible Loan hereunder, the Capital Expenditure Loan must be made within one (1) year of the funding of the Purchase Price Loan. For the avoidance of doubt, the aggregate amount of the Purchase Price Loan and Capital Expenditure Loan cannot exceed the as-is appraisal value of the applicable real property. Furthermore, (i) if the Purchase Price Loan is made more than one (1) year prior to the Capital Expenditure Loan, but the Capital Expenditure Loan is less than one (1) year old, both the Purchase Price Loan and the Capital Expenditure Loan shall be Eligible Loans subject to clause (b) of the Borrowing Base, (ii) if the Purchase Price Loan is made more than two and a half (2.5) years prior to the Capital Expenditure Loan, but the Capital Expenditure Loan is less than one (1) year old, the Purchase Price Loan shall be ineligible hereunder but the Capital Expenditure Loan shall be an Eligible Loan solely under clause (b) of the Borrowing Base and (iii) ) if the Purchase Price Loan is made more than two and a half (2.5) years prior to the Capital Expenditure Loan, but the Capital Expenditure Loan is more than one (1) year old but less than two and a half (2.5) years old, the Purchase Price Loan shall be ineligible hereunder but the Capital Expenditure Loan shall be an Eligible Loan solely under clause (b) of the Borrowing Base.

“Reserves” shall mean, as of any date of determination, those reserves that Bank deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (including reserves with respect to (a) sums that Borrower is required to pay under any Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower to any person to the extent secured by a Lien (defined below) on, or trust over, any of the Collateral (other than a permitted lien pursuant to the terms of this Letter Agreement), which Lien or trust, in the discretion of Bank would reasonably be expected to be pari passu or have a priority superior to Bank’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral)).

2. Interest. The outstanding principal balance of Advances under the Line of Credit shall bear interest at the rates, be computed in accordance with, and be payable on the dates and times as set forth in the Note. Overdue amounts shall bear interest at a default rate above the otherwise applicable rate, as more particularly provided in the Note.

3. Fees.

3.1 Upfront Fee. Borrower shall pay to Bank an upfront fee equal to twenty-hundredths of one percent (0.20%) of the Maximum Line of Credit Amount, which upfront fee shall be fully-earned and non-refundable upon receipt thereof by Bank and which fee shall be due and payable on the date hereof.

3.2 Unused Line Fee. Borrower shall pay to Bank an unused availability fee at a rate of twenty-five hundredths of one percent (0.25%) per annum on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank for the preceding month, and shall be due and payable by Borrower in arrears on the fifth (5th) business day of each month, commencing on January 1, 2026, and on the termination of the Line of Credit, whether on the Maturity Date or otherwise.

4. Security. As security for all indebtedness, liabilities or other obligations of Borrower to Bank or held by Bank of any kind or nature, whether direct or contingent, now existing or hereafter arising and however evidenced, and including all Advances and all principal, interest, reimbursements, indemnities, fees and other charges in connection therewith, including, without limitation, any exposure of Borrower to Bank under Bank’s commercial card program (collectively, “Obligations”), Borrower shall execute and deliver, or cause to be executed and delivered to Bank, the following, in each case in form and substance satisfactory to Bank:

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4.1 Guaranty. One or more guaranty agreements (each, a “Guaranty”) pursuant to which the due and punctual payment and performance of the Obligations shall be unconditionally guaranteed by Manhattan Bridge Capital, Inc., a corporation organized under the laws of the State of New York (“Corporate Guarantor”), and Assaf Ran, a natural person (“Individual Guarantor”, and together with Corporate Guarantor, individually and collectively, as the context requires, but in each case jointly and severally, “Guarantor”), provided, however, that the aggregate liability of Individual Guarantor shall be limited to the sum of $500,000. The revocation or attempted revocation, in whole or in part, of any such Guaranty by any Guarantor shall constitute an Event of Default under this Letter Agreement.

4.2 Security Agreement. One or more security agreements granting Bank a valid and perfected first priority lien on and security interest in all of the assets of Borrower, wherever located, and in each case whether existing on the closing date or thereafter acquired (collectively, the “Collateral”). If any portion of the Collateral with an aggregate value in excess of $50,000 is located on property owned by a third party, or which is subject to a mortgage in favor of any Person other than Bank, Borrower shall use commercially reasonable efforts to obtain and deliver to Bank within 60 days such landlord, bailee, warehouseman, processor, mortgagee or other applicable waiver with respect to such Collateral as may be required by Bank, in form and content reasonably acceptable to Bank.

4.3 [Reserved].

4.4 Miscellaneous

All Liens (defined below) and security interests covering the Collateral shall be on terms and pursuant to such security agreements, pledge agreements, UCC-1 financing statements, deeds of trusts or mortgages, and other documentation reasonably required by, and in form satisfactory to, Bank. Insurance covering all physical Collateral must be maintained in amounts and coverages reasonably acceptable to Bank, and Bank shall be named as mortgagee, lender loss payee, and/or additional named insured, as applicable, with respect to all insurance policies of Borrower and Corporate Guarantor. Borrower shall pay to Bank, promptly upon demand, but in any event within three (3) Business Days, the full amount of all fees, costs and expenses expended or incurred by Bank (or on behalf of Bank) with respect to any of the Collateral, including without limitation, filing fees, and costs of appraisals.

Any event of default under any Loan Document shall be deemed an Event of Default hereunder, entitling Bank to exercise any or all remedies provided for herein. The revocation or attempted revocation, in whole or in part, of any party (other than Bank) or any assertion of any party (other than Bank) that any Loan Document is not enforceable shall constitute an Event of Default hereunder, entitling Bank to exercise any or all remedies provided for herein.

5. Representations. As of the date hereof and upon each extension of each Credit hereunder, Borrower and, as applicable, each applicable Guarantor (as applicable, each a “Credit Party”), represents and warrants to Bank that the following statements are true and correct and such representations shall survive the execution of this Letter Agreement and shall continue in full force and effect until the full and final payment, and termination, satisfaction and discharge, of all Obligations of Borrower to Bank:

5.1 Legal Status. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own its assets and to conduct its business as now or proposed to be carried on, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect.

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5.2 Authority; Enforceability. It has full power and authority to enter into the transactions provided for herein, and to execute and deliver the Loan Documents to which it is a party, and such Loan Documents have been duly authorized, and upon execution and delivery of such Loan Documents in accordance with the provisions hereof, such Loan Documents will each constitute the legal, valid and binding obligation of the Credit Party which executes the same, enforceable in accordance with their respective terms.

5.3 Legality. The execution, delivery and performance by it of the Loan Documents to which it is a party, (i) are in furtherance of its purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to it or (B) violate its organizational or governing documents, constitute a default under any agreement binding on it or result in a lien or encumbrance on any of its assets except in connection with the Loan Documents; and (iii) have been duly authorized by all necessary organizational actions.

5.4 Litigation. There are no pending or, to the best of its knowledge, threatened, actions, suits, proceedings, claims, or investigations by or before any court or other governmental authority which could reasonably be expected to result in a material adverse change in or material adverse effect on (i) its business, assets, operations or financial condition, or (ii) its ability to perform its obligations under the Loan Documents or (iii) any of the Collateral or Bank’s security interest therein, in each case, other than as disclosed by Borrower to Bank in writing before the date hereof.

5.5 Accuracy of Financial Statements. Its most recent financial statements delivered to Bank are true, complete and accurate in all material respects and present fairly its financial condition and the results of its operations for the period covered thereby, and accurately disclose all of its assets and liabilities, whether accrued, absolute, contingent or otherwise, all prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in its financial condition, nor has it mortgaged, pledged, granted a lien or security interest in or otherwise encumbered any of its assets or properties, except in favor of Bank or as otherwise disclosed to Bank in writing before the date hereof or permitted herein.

5.6 Taxes. It has filed all returns required to be filed by it in connection with any federal, state or local tax or similar duty or charge assessed or imposed upon it, its operations or its property, and all such taxes have been either paid or adequate reserve has been made therefor, and it has no knowledge of any pending material adjustments of its income tax payable with respect to any year, in each case except to the extent as would not reasonably be expected to have a material adverse effect.

5.7 Good Title. It has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as referred to in the financial statements delivered to Bank prior to the date hereof or except as otherwise permitted herein.

5.8 [Reserved]

5.9 Permits, Franchises. It possesses (i) all permits, memberships, franchises, contracts and licenses required and (ii) title or other legal rights to all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

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5.10 Other Obligations. It is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as has been disclosed in writing to Bank.

5.11 No Event of Default. There is no event which is, or with notice or a lapse of time or both would be, or would result from the extension of any Credit under the Line, a default or Event of Default under this Letter Agreement or any other Loan Document.

5.12 [Reserved]

5.13 ERISA. Borrower does not maintain a plan under the Employee Retirement Income Security Act of 1974.

5.14 Organization.

(a) Organization Chart. Borrower has delivered to Bank, or set forth on Schedule A.5.14 hereof is, a complete and correct organizational structure chart of Borrower and each Corporate Guarantor as of the date hereof, together with, for each entity listed thereon, (a) each Person or entity holding ownership interests in such entity and (b) the percentage ownership interests held.

(b) Beneficial Ownership Certification. Prior to the date hereof, Bank shall have received a Beneficial Ownership Certification completed by each Borrower and Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation. The information included in the Beneficial Ownership Certification delivered to Bank is true and correct in all material respects. “Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership and control of Borrower or Corporate Guarantor, as the case may be, in form and detail sufficient to satisfy the requirements of the Beneficial Ownership Regulation.” “Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended from time to time.

5.15 Perfection Information. The legal name, type of organization, jurisdiction of organization, and chief executive office of each Borrower and any Corporate Guarantor is correctly set forth on the applicable Schedule attached to its security agreement delivered to Bank, or as set forth on Schedule A.5.15 hereto, and Borrower will provide Bank prompt notice of any change in any of the foregoing. Neither Borrower nor any Corporate Guarantor has in the past five years changed its legal name or been known by any other name, been party to a merger, consolidation, division or other change in structure, except as may be set forth on such Schedule.

5.16 Use of Proceeds. No proceeds of the Credit will be used to purchase or carry any Margin Stock (as defined in Regulation U of the Board of Governors of the US Federal Reserve System (or any successor thereto) as in effect from time to time) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

5.17 Full Disclosure. Without limitation of any other representation set forth herein, all information in the loan application, financial statements, certificates, or other documents and all other written information prepared and delivered by or on behalf of Borrower and any other Credit Party to Bank in obtaining the credit accommodations described in this Letter Agreement is correct and complete in all material respects, and there are no omissions therefrom that result in such information being incomplete, incorrect or misleading in any material adverse respect as of the date thereof.

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5.18 Foreign Assets Control Regulations. Neither any Credit Party, nor any of their respective directors, officers, employees, agents or any person acting on their behalf is a Sanctioned Person or is affiliated with a Sanctioned Person. Neither any Credit Party, nor any of their respective directors, officers, employees, agents or any person acting on their behalf, will conduct any business, nor engage in any transaction or dealing (i) with any Sanctioned Person, including, but not limited to, requesting or using the proceeds of any Credit, directly or indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with a Sanctioned Person, (ii) in any manner that could reasonably result in the violation of any Sanctions applicable to any party hereto, or (iii) that could reasonably result in any party hereto becoming a Sanctioned Person. Borrower shall deliver (from time to time) to Bank any such certification or other evidence as may be requested by Bank in its sole and absolute discretion, confirming each such representation. For purposes hereof, refer to the following definitions:

“Sanctions”: mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. Government (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country”: means, at any time, a country, region or territory which is the subject or target of any comprehensive, country-based Sanctions.

“Sanctioned Person”: means, at any time, (a) any Person listed under any Sanctions or is otherwise the subject or target of Sanctions such that a U.S. Person is restricted from dealing or otherwise engaging in business transactions with such Person; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; or (c) any Person controlled or 50% or more owned, individually or in the aggregate, directly or indirectly, by one or more Persons referenced in clause (a) or (b).

5.19 Foreign Corrupt Practices Act. No Credit Party, nor to the knowledge of such Credit Party, any agent or other person acting on behalf of such Credit Party, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by such Credit Party (or made by any person acting on its behalf of which such Credit Party is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended (“FCPA”). Each Credit Party shall cause any agent or other person acting on its behalf to comply with the FCPA, including maintaining and complying with all policies and procedures to ensure compliance with this act.

6. Covenants. Borrower and (as applicable) each Guarantor covenants and agrees that, until all Obligations of Borrower to Bank are indefeasibly paid in full, unless Bank waives compliance or otherwise consents in writing:

6.1 Reporting. It shall deliver to Bank, or cause to be delivered to Bank, in each case in form and substance satisfactory to Bank:

(a) Annual Financial Statements. As soon as practical, but in any event not later than 180 days after and as of the end of each fiscal year (but, at all times during which the Corporate Guarantor is a publicly traded company, in no event before the Corporate Guarantor files with the Securities and Exchange Commission its Annual Report on Form 10-K for such fiscal year), consolidated and consolidating balance sheets and statements of income and retained earnings of Borrower and Corporate Guarantor for the preceding fiscal year, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, in each case audited and certified without qualification prepared on a compiled basis by independent certified public accountants acceptable to Bank;

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(b) Quarterly Financial Statements. As soon as practical, but in any event not later than 45 days after and as of the end of each of the first three fiscal quarters, consolidated and consolidating balance sheets and statements of income and retained earnings of Borrower and Corporate Guarantor for such quarter and for the period commencing at the beginning of such fiscal year and ending on the last day of such quarter, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, prepared and duly certified as complete and correct by the chief financial officer, or other duly authorized employee of Borrower reasonably acceptable to Bank (subject to normal year-end adjustments);

(c) Personal Financial Statements (Individuals). As soon as practical, but in any event not later than 180 days after and as of the end of each calendar year, personal financial statements for Individual Guarantor;

(d) Tax Returns (Individual Guarantor). As soon as practical, but in any event not later than 180 days after filing, federal and state tax returns (including all schedules) and/or extension documentation for each calendar year for Individual Guarantor;

(e) Monthly Borrowing Base Certificates. As soon as practical, but in any event not later than 15 days after and as of the end of each month, a borrowing base certificate certified by an authorized officer of Borrower;

(f) Interim Borrowing Base report. As soon as practical, but in any event not later than 7 business days from the date of payoff of any underlying Eligible Loan pledged to the Borrowing Base, an interim borrowing base report;

(g) Compliance Certificates. Together with each of the items described in clauses A.6.1(a) and Error! Reference source not found. above, a certification, substantially in the form of Exhibit A attached hereto, by the chief financial officer or other duly authorized employee of Borrower and Corporate Guarantor, as to (i) Borrower’s and Corporate Guarantor’s compliance with the financial covenants set forth in Section A.6.2 for the applicable fiscal period(s) then ended (including detailed calculations necessary to show such compliance), and (ii) the occurrence of any defaults under any Loan Document not previously reported to Bank, and if so, the nature thereof and the corrective measures proposed by Borrower and Corporate Guarantor with respect thereto;

(h) Collateral Field Examination. A collateral field examination to be performed prior to closing and annually thereafter, at Borrower’s expense;

(i) Notices of Default. Borrower shall advise Bank promptly, but in any event within three (3) Business Days, upon its becoming aware that a default or Event of Default has occurred under the Loan Documents;

(j) Notices of Litigation. Borrower shall advise Bank promptly, but in any event within three (3) Business Days, upon its becoming aware of any pending or threatened litigation or other matter described in Section A.5.4 above; and

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(k) Other Information. Borrower and Guarantor shall promptly provide such additional information as Bank reasonably deems necessary from time to time.

Unless otherwise set forth herein, all financial statements to be delivered pursuant to this Letter Agreement shall be made and prepared in accordance with generally accepted accounting principles in the United States of America in effect from time to time (including principles of consolidation where appropriate) (“GAAP”), consistently applied and (where appropriate for interim statements) subject to normal year-end adjustments. All financial or accounting terms used herein shall (unless otherwise defined herein) have the meanings ascribed to such terms under GAAP, and financial statements shall be prepared on a consolidated and consolidating basis. The fiscal year of Borrower is from January 1 to December 31 The fiscal year of Corporate Guarantor is from January 1 to December 31.

6.2 Financial Covenants. Borrower shall comply with the following financial covenants:

(a) Minimum Fixed Charge Coverage Ratio (Borrower). Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00 as of the end of each fiscal quarter, as measured on a trailing twelve-month basis, commencing with the quarter ending December 31, 2025.

As used herein: “Fixed Charge Coverage Ratio” shall mean, for the applicable measurement period, the ratio of (i) the sum of Borrower’s net income, plus interest expense, plus income tax, plus depreciation and amortization, plus/minus non-recurring income and/or expense, to (ii) the sum of Borrower’s principal and interest payments on indebtedness (including capitalized lease obligations) that were paid or otherwise due during the applicable measurement period (as adjusted for prepayments), plus tax expense, plus dividends and distributions, plus capital expenditures not funded with borrowed money.

(b) Minimum Fixed Charge Coverage Ratio (before REIT distributions). Corporate Guarantor shall maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of the end of each fiscal quarter, as measured on a trailing twelve-month basis, commencing with the quarter ending December 31, 2025.

As used herein: “Fixed Charge Coverage Ratio” shall mean, for the applicable measurement period, the ratio of (i) the sum of Corporate Guarantor’s net income, plus interest expense, plus income tax, plus depreciation, plus amortization, plus rent and operating lease payments, minus dividends and distributions, minus tax expense, minus capital expenditures not funded with borrowed money, plus/minus non-recurring income and/or expense to (ii) the sum of Corporate Guarantor’s principal and interest payments on indebtedness (including capitalized lease obligations) that were paid or otherwise due during the applicable measurement period (as adjusted for prepayments), plus rent and operating lease payments; plus tax expense, plus dividends and distributions, plus capital expenditures not funded with borrowed money.

(c) Maximum Balance Sheet Leverage (Borrower): Borrower shall not maintain a Balance Sheet Leverage Ratio of more than 3.00 to 1.00, as of the end of each fiscal quarter, commencing with the quarter ending December 31, 2025.

(d) Maximum Balance Sheet Leverage (Corporate Guarantor): Corporate Guarantor shall not maintain a Balance Sheet Leverage Ratio of more than 2.5 to 1.00, as of the end of each fiscal quarter, commencing with the quarter ending December 31, 2025.

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As used herein: “Balance Sheet Leverage Ratio” shall mean, with respect to any Person, the ratio of such Person’s (i) total indebtedness less Subordinated Debt to (ii) Tangible Net Worth. “Tangible Net Worth” shall mean the sum of a Person’s owners’ equity, plus Subordinated Debt, less any amounts owing from any subsidiaries, Affiliates, employees or other related parties, less goodwill, investments, any write-up in the book value of any asset, inventory or other security appearing on the asset side of the balance sheet and any other assets deemed “intangibles” in accordance with GAAP. “Subordinated Debt” shall mean any indebtedness of a Person that has been subordinated to the indebtedness owed by such Person to the Bank, pursuant to a subordination agreement acceptable to the Bank.

Unless otherwise set forth herein, all calculations and determinations with respect to financial matters shall be made and prepared on a consolidated basis in accordance with GAAP, consistently applied and subject to normal year-end adjustments. All financial or accounting terms used herein shall bear the meanings ascribed to them under GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant contained herein, (i) the effects of FASB Accounting Standards Update 2016-02 (Topic 842) shall be disregarded, and (ii) operating leases shall not be reclassified as capital leases for financial covenant definition and calculation purposes despite the fact that Borrower is required (on a prospective or retroactive basis or otherwise) to report them as capital leases in its financial statements to be delivered pursuant to Section A.6.1.

6.3 Other Covenants. Until all Obligations of Borrower to Bank are indefeasibly paid in full, unless Bank waives compliance or otherwise consents, in each case, in writing:

(a) Operating Accounts. Borrower shall maintain one or more depository accounts with Bank. At the option of Bank, all interest payments and principal payments, reimbursements, and fees (including fees owing to third parties for services rendered in connection with the Credits, such as collateral field examinations, appraisals, among others) (collectively, “Expenses”), shall either be automatically deducted from Borrower’s account(s) maintained with Bank, or covered and/or paid through a Protective Advance. Borrower hereby acknowledges and agrees that Bank shall be permitted to make one or more Advances under the Line of Credit if in the reasonable discretion of Bank, any such Advance is required or advisable to cover or pay for any outstanding Expenses, and Borrower hereby agrees that any such Advance shall be deemed an Advance under this Letter Agreement and the Note as if it had been requested by Borrower (each such Advance, a “Protective Advance”); provided, that, absent an Event of Default, Borrower’s prior written consent shall be required before Bank makes any Protective Advance.

(b) Records; Inspection; Audits. Borrower and each Guarantor shall maintain adequate books and records in accordance with GAAP consistently applied, and shall permit Bank, or its agents or other representatives, at any reasonable time during normal business hours, to inspect, audit and examine such books and records, to make copies of the same and to inspect the properties of Borrower, all at Borrower’s sole cost and expense. Without limiting the foregoing, Bank (or its agent, consultant or representative) shall be entitled to perform field examinations and to conduct collateral audits, at Borrower’s expense, on at least an annual basis but in any event as often as Bank deems necessary, in order to verify any or all of the Collateral, and each such field examination and collateral audit must be satisfactory to Bank; provided, however, that Borrower shall only be responsible for the costs and expenses associated with a maximum of one (1) collateral audit performed in any calendar year, except when any default or Event of Default has occurred and is continuing.

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 (c) Approvals; Compliance with Law. Borrower and each Guarantor shall obtain, preserve and maintain all governmental and other licenses, permits, approvals, rights, privileges and franchises necessary for the ownership of its properties and conduct of its business, and shall comply in all material respects with the requirements of all governmental laws, rules, regulations and orders applicable to it, its properties and/or its business.

(d) Taxes. Borrower and each Guarantor shall promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits. Nothing herein shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and Borrower and/or such Guarantor has established an adequate reserve for any such expense.

(e) Insurance. Borrower and each Corporate Guarantor shall maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business and with respect to similar assets and properties, and shall deliver to Bank from time to time at Bank’s request evidence of such insurance, together with a certification or endorsement naming Bank as lender loss payee, additional insured, mortgagee or otherwise as required by Bank.

(f) Maintenance of Properties. Borrower and each Guarantor shall keep and maintain the Collateral and all properties useful or necessary to its business in good repair and condition.

(g) Indebtedness. Borrower shall not create, assume, incur, guarantee, endorse (except endorsements in the course of collection), or permit or suffer to exist any indebtedness or other liabilities arising from any borrowing, loan or advance, except: (i) the Obligations in favor of Bank; (ii) open account trade debt incurred in the ordinary course of business and not past due; and (iii) otherwise as disclosed to Bank in writing prior to the date hereof.

(h) Liens. Borrower shall not create, assume, incur, or permit or suffer to exist any mortgage, pledge, encumbrance, charge, or other lien (each of the foregoing, a “Lien”) upon, or security interest in, all or any portion of its property, now owned or hereafter acquired, including pursuant to any conditional sales or other title retention agreement, except: (i) in favor of Bank; (ii) otherwise as disclosed to Bank in writing prior to the date hereof; and (iii) purchase money security interests in personal property existing or created when such property is acquired, provided that the principal amount of the indebtedness secured by each such security interest does not exceed the purchase price of the related property.

(i) Fundamental Changes. Neither Borrower nor any Guarantor shall liquidate or dissolve; nor convey, sell, transfer, lease, or sell and lease back, all or any substantial portion of its property, assets or business to any other entity; nor merge or consolidate with or into any other entity; nor divide or enter into a division plan; nor make any substantial change in the nature of its business as conducted on the date hereof. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), in each case, pursuant to Chapter 18, Title 6, Section 18-217 of the Delaware Limited Liability Company Act, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

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(j) Change of Control. Borrower shall not permit (i) any change in its equity ownership that results in Assaf Ran failing to own, directly or indirectly, and free and clear of any lien or other encumbrance, 22.8% of the outstanding equity interest in Borrower, (ii) any change that results in a change in (a) the power to vote at least 51% of the outstanding shares of Borrower’s corporate stock, membership, or partnership interests, as applicable, or (b) the beneficial ownership of at least 51% of Borrower’s outstanding equity interests, or (ii) Assaf Ran for any reason to cease to be actively engaged in the day-to-day management of Borrower as its chief executive officer, chief financial officer, or chief operating officer, as the case may be.

(k) Cross-Default. Borrower shall not permit the occurrence of any default or event of default under that certain revolving credit facility issued by Webster Bank to Corporate Guarantor which default or event of default permits Webster Bank to accelerate or demand repayment of all outstanding amounts and obligations under such facility. Any such default or event of default shall constitute an immediate default under this Line and this Letter Agreement without cure or a grace period.

(l) [Reserved].

(m) Redemptions; Distributions. Borrower shall not declare or pay any dividends or other distributions on or with respect to any class of its equity, or purchase, redeem, acquire or retire any of Borrower’s equity interests (each, a “Restricted Payment”); provided, however, Borrower may make Restricted Payments so long as (i) no default or Event of Default has occurred and is continuing or would result therefrom, and (ii) immediately prior and after giving effect to such Restricted Payment, Borrower and Guarantor are in compliance with the Financial Covenants set forth in Section A.6.2 hereof.

(n) Transactions With Affiliates. Neither Borrower nor Guarantor shall enter into or be a party to any transaction including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is: (i) otherwise permitted by the terms of this Letter Agreement; (ii) in the ordinary course of business; and (iii) on fair and reasonable terms no less favorable to it than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.

(o) Material Contracts. Neither Borrower nor Corporate Guarantor shall amend, supplement or otherwise modify (pursuant to a waiver or otherwise): (i) its articles of incorporation, certificate of designation, operating agreement, bylaws or other organizational document, in any respect materially adverse to the interests of Bank, without Bank’s prior written consent, not to be unreasonably withheld.

B. Loan Documents. Borrower and each other Credit Party will be required to execute or cause to be delivered to Bank such instruments and documents and assurances including all documents governing, securing, guarantying or evidencing the Line of Credit described herein (as each such document may be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Loan Documents”) as Bank might request in connection with the credit accommodations provided for herein on the basis outlined above, and Borrower will be required to take such other actions in connection with such credit accommodations as Bank might reasonably request. All such instruments and documents required hereby and all procedures in connection herewith shall be subject to Bank’s approval and the approval of Bank’s counsel as to form and substance. This letter (“Letter Agreement”) shall constitute a Loan Document. Any event of default under a Loan Document shall, at the option of Bank, constitute an “Event of Default” hereunder and under the Note and each other Loan Document (subject, in the case of a breach or default hereunder, to any explicit notice and or grace periods (if any) set forth in such other Loan Documents which may apply to the applicable breach or default hereof). In addition, the credit accommodations provided for herein and in the other Loan Documents shall be cross-collateralized and cross-defaulted with all other present and future credit accommodations which have been or may be extended by Bank to Borrower and/or Guarantor.

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C. Conditions.

1. Conditions Precedent. The effectiveness of the Line is subject to the satisfaction of the following conditions precedent as of the date hereof:

1.1 Loan Documents. Bank shall have received from Borrower a complete and duly executed copy (with original to follow) of each of the Loan Documents, including:

(a) This Letter Agreement;

(b) The Note;

(c) Guaranties of each Guarantor;

(d) Security Agreement of Borrower;

(e) Evidence of the filing of UCC Financing Statements;

(f) A Beneficial Ownership Certification completed by each Borrower and Corporate Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(g) such other documents as Bank or its counsel may reasonably request.

1.2 Organizational Documents. Bank shall have received for each Credit Party, a certified copy of its governing documents, authorizing resolutions passed by its governing board or members, incumbency certificates, and good standing certificates and opinions of counsel to Borrower and each Guarantor.

1.3 Diligence. Bank shall have completed its due diligence, including receipt and review of all appropriate lien, tax, judgment and litigation searches.

2. Post Closing. Borrower agrees to deliver to Bank each of the following items, and acknowledges and agrees that the failure to so deliver by such date any such item (in form and substance satisfactory to Bank) shall, at the option of Bank, constitute an Event of Default under the Loan Documents:

(a) On or prior to 5:00 p.m. (New York City time) on December 15, 2025 (or such later date as Bank may agree in writing in its sole discretion), evidence, in form and substance satisfactory to Bank, that the Bond Debt has been repaid in full.

(b) Within thirty (30) days of the date of this Letter Agreement, Landlord Waivers/other collateral access agreements, if any, as required by the terms hereof; and

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(c) Within thirty (30) days of the date of this Letter Agreement, evidence, in form and substance satisfactory to Bank, that Borrower has fully closed all deposit accounts it maintains at Webster Bank.

3. Conditions to each Extension of Credit. In addition to the satisfaction of each of the conditions precedent above, the making of any Advance under the Line is subject to the satisfaction of each of the following conditions precedent:

3.1 Bank shall have received a borrowing notice or request in the form required;

3.2 the representations and warranties of Borrower contained herein and in the other Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of that borrowing date;

3.3 as of such borrowing date, no event shall have occurred and be continuing or would result from the extension of such Credit that could constitute an Event of Default (as defined in the Note and any other Loan Document); and

3.4 after giving effect to the extension of such Credit on such borrowing date, there is no violation of the Borrowing Base or other limitations set forth herein.

D. Miscellaneous.

1. Governing Law. This Letter Agreement and each extension of credit hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any principles of conflicts of laws which would or might make the laws of any other jurisdiction applicable.

2. Venue; Jurisdiction. Any legal suit, action or proceeding against Bank or Borrower or any other Credit Party arising out of or relating to this Letter Agreement or any of the Loan Documents shall be instituted in any Federal or state court located in New York County, New York. Borrower and each other Credit Party agrees such courts shall have exclusive jurisdiction in any suit, action or proceeding between Borrower and/or such Credit Party and Bank, and Borrower and each other Credit Party further waives any objection which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding between Borrower and/or such other Credit Party and Bank, and hereby irrevocably submits to the jurisdiction of any such court. Borrower and each other Credit Party does hereby agree that service of process upon Borrower or such other Credit Party at its notice address as set forth herein by registered mail, return receipt requested, shall be deemed in every respect effective service of process upon Borrower and such Credit Party in any such suit, action or proceeding at the time received or refused by Borrower and such Credit Party and shall constitute “personal delivery” thereof as defined in section 308(1) of New York’s Civil Practice Law and Rules (or any amendment thereto). Nothing contained herein shall affect the right of Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower or any other Credit Party in any other jurisdictions.

3. WAIVER OF JURY TRIAL. EACH CREDIT PARTY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES EACH RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS LETTER AGREEMENT, ANY CREDIT ACCOMMODATION PROVIDED WITH RESPECT HERETO, OR ANY OTHER LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS LETTER AGREEMENT, ANY OF THE OBLIGATIONS EVIDENCED HEREBY, ANY COLLATERAL THEREFOR OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER BANK, ANY AFFILIATE OF BANK NOR ANY REPRESENTATIVE OF BANK OR ANY SUCH AFFILIATE HAS REPRESENTED TO SUCH CREDIT PARTY THAT BANK OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY SUCH CREDIT PARTY IN THIS PARAGRAPH, AND (ii) HE, SHE OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE NEGOTIATION, DRAFTING AND SIGNING OF THIS LETTER AGREEMENT AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL.

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4. [Reserved]

5. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Letter Agreement or any other Loan Document must be in writing or by any telecommunication device capable of creating a written record (including electronic mail), delivered to Borrower at its address first set forth above, to Bank at its address at 350 Madison Avenue, New York, NY 10017, Attention: Robert Finn, with a copy of any notices of default or litigation to Valley National Bank, 70 Speedwell Avenue, Morristown, NJ 07960, Attention: Legal Department or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided pursuant hereto.

6. Costs and Expenses. Borrower shall reimburse Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, whether or not collection is instituted hereon, including outside attorneys’ fees expended or incurred by Bank in connection with (a) the negotiation and preparation of this Letter Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, including all costs incidental thereto and costs of protection and preservation of collateral, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, whether incurred at the trial or appellate level, in any civil action, lawsuit, arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person, all of which shall be reasonable.

7. Entire Agreement. This Letter Agreement and the other Loan Documents constitute the entire agreement between Borrower, each Guarantor, and Bank with respect to each Credit subject hereto and supersede all prior written and oral negotiations, representations, promises, communications and agreements concerning the subject matter hereof. Borrower and Bank agree that any inconsistency or discrepancy between the provisions of this Letter Agreement and any Loan Document or any other documentation evidencing or governing the Obligations shall be resolved in the manner most favorable to Bank.

8. Severability. The provisions of this Letter Agreement and each other Loan Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Loan Documents in any jurisdiction.

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9. Limitation of Liability. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereby waives any claim against the other parties, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Letter Agreement, any of the other Loan Documents, the transactions contemplated hereby or thereby or any extension of Credit or the use of the proceeds thereof.

10. Amendments, Modifications, Etc. No amendment, modification or waiver of any provision of this Letter Agreement or any of the Loan Documents, nor consent to any departure by Borrower or any Guarantor therefrom shall be effective unless the same shall be in writing and signed by Bank or other parties to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Bank may modify this Letter Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous administrative content, without the need for a written amendment, provided that Bank shall promptly send a copy of any such modification to Borrower and all Guarantors.

11. No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising any right hereunder or under any of the Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise by Bank of any right or remedy hereunder or under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided or contained in any of the Loan Documents are cumulative and not exclusive of any other remedies provided hereunder or by any other instrument or document or under applicable law.

12. Successors and Assigns; Assignments. This Letter Agreement, the Loan Documents and the terms hereof and thereof shall be binding upon and inure to the benefit of Bank and its successors and assigns, including subsequent holders hereof or thereof, and Borrower, each Guarantor and their respective legal representatives, successors and assigns; provided, however that Borrower may not assign or transfer its interests or rights hereunder or under any of the Loan Documents (whether by operation of law or otherwise) without Bank’s prior written consent, which Bank may withhold, for any reason or no reason. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits hereunder and under any or all of the other Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any Credit, Borrower, Guarantor or their respective business or any Collateral.

13. Counterparts; Electronic Transmission. This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Letter Agreement. Delivery of any executed counterpart of this Letter Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Information and documents relating to this Letter Agreement and the Credits provided for herein may be transmitted through electronic means. This Letter Agreement may be executed and authenticated by each party by electronic or digital means, and each party hereto expressly consents to the use of an electronic version of this agreement to embody the entire agreement and understanding between us. An authorized, electronically-affixed or digitally-affixed signature, when received shall be binding for all purposes as if an original signature.

14. Patriot Act. Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Bank is required to obtain, verify and record information that identifies Borrower and any Guarantor, which information includes the name, address, tax identification number and other information regarding Borrower and any Guarantor that will allow Bank to identify Borrower and any Guarantor in accordance with the Patriot Act. In that connection, Bank may also request corporate formation documents, or other forms of identification, to verify information provided.

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15. Certain Taxes. The principal of and the interest on the Obligations, and any other amounts owed hereunder or under any other Loan Document for fees, costs, or otherwise, are payable in lawful money of the United States of America without deduction for or on account of any present or future tax, duty or other charge levied or imposed on any note or other Loan Document or the proceeds thereof or the holder thereof by any government or any political subdivision thereof or by any other jurisdiction, or by any political subdivision thereof, from which any payment due with respect thereto is remitted or on account of any other restrictions and conditions of whatever nature, except as required by applicable law or regulation. If any such tax, duty or other charge is required to be deducted or withheld by law or regulation from any amount payable hereunder or under any other Loan Document, Borrower shall pay Bank such additional amounts (including any penalties and interest thereon) as may be necessary so that the amount actually received by Bank is equal to the full amount payable hereunder or under such other Loan Document had no such withholding or deduction been made. Borrower shall furnish to Bank all tax receipts for withholding taxes, if any, paid on behalf of Bank within sixty (60) days of the payment of such tax. Should Borrower not furnish the tax receipts within ninety (90) days of the due date of payment of such taxes, Borrower shall pay Bank a tax reimbursement equivalent to the amount of withholding tax due.

16. No Third-Party Reliance. The agreements of Bank hereunder and under the Loan Documents are made solely for the benefit of Borrower and the benefit of Bank, as applicable, and may not be relied upon or enforced by any other Person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.

17. No Fiduciary Duty. Borrower hereby acknowledges that Bank is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that Bank act or be responsible as a fiduciary to Borrower, Borrower’s management, stockholders, creditors or any other Person. Borrower and Bank hereby expressly disclaim any fiduciary relationship and agree each party is responsible for making its own independent judgments with respect to any transactions entered into between the parties. Borrower also hereby acknowledges that Bank has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that Borrower is consulting its own advisors concerning such matters to the extent Borrower deems it appropriate.

18. Indemnity. Borrower agrees to indemnify each of Bank, each legal entity, if any, who controls, is controlled by or is under common control with Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any Person (including any Person claiming derivatively on behalf of Borrower), whether in connection with or arising out of or relating to (a) the matters referred to in this Letter Agreement or in the other Loan Documents or the use of any advance hereunder, (b) any breach of a representation, warranty or covenant by Borrower, or (c) any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct, as determined by a final and non-appealable decision of a court of competent jurisdiction. The indemnity agreement contained in this Section shall survive the termination of this Letter Agreement and any other Loan Documents, payment of any advance hereunder and the assignment of any rights hereunder, or entry of judgment hereon. Borrower may participate at its expense in the defense of any such action or claim.

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19. Further Assurances; Corrections of Defects. Borrower and Guarantor intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the request of Bank, which may be discovered in the contents of any of the Loan Documents, or in the execution or acknowledgement hereof, and Borrower and Guarantor will execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Bank to satisfy the terms and conditions of the Loan Documents, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting liens, mortgages, security interests and interests to secure the obligations evidenced by the Loan Documents.

20. Publicity. Bank may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Letter Agreement and the Loan Documents (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

21. Sole Discretion of Bank. Whenever pursuant to this Letter Agreement (A) Bank exercises any right to approve or disapprove or to give or withhold its consent, (B) any arrangement or term is to be satisfactory to Bank, or (C) any other selection, option, decision or any other determination is to be made by Bank, Bank may give, withhold or make such approval or consent, selection, option, decision, determine whether or not such arrangement or term is satisfactory, and make all other decisions or determinations, in Bank’s sole and absolute discretion, and Bank’s decision shall be final and conclusive, in each case, except where this Letter Agreement expressly provides to the contrary. If Borrower shall seek the consent or approval of Bank pursuant to this Letter Agreement and Bank shall fail or refuse to give such consent or approval, Borrower shall not be entitled to any damages for any withholding of such approval or consent by Bank.

22. Interpretation. In this Letter Agreement, unless Bank and Borrower otherwise agree in writing, (a) the singular includes the plural and the plural the singular; (b) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; (c) the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (d) references to sections or exhibits are to those of this Letter Agreement; (e) terms defined in Article 9 of the UCC of the State of New York and not otherwise defined in such Agreement are used as defined in such Article; (f) references to any agreement refer to that agreement as from time to time amended, restated, supplemented, extended, renewed, replaced or otherwise modified or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; and (h) terms in one gender include the parallel terms in the neuter and opposite gender. Section headings in this Letter Agreement are included for convenience of reference only and shall not constitute a part of this Letter Agreement for any other purpose. If this Letter Agreement or the Note is executed by more than one party as Borrower, the obligations of such Persons or entities will be joint and several.

23. General Definitions. The following terms used in this Letter Agreement, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Bond Debt” indebtedness owing by Borrower pursuant to that certain Indenture, dated April 25, 2016, among Borrower, as issuer, Corporate Guarantor, as guarantor, and ClearTrust, LLC (as successor to Worldwide Stock Transfer, LLC), as indenture trustee.

“Permitted Discretion” means a determination made by Bank in the exercise of reasonable (from the perspective of a secured bank lender) business judgment.

“Person” shall mean and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, or other organizations, whether or not legal entities.

“UCC” shall mean Article 8-102 of the Uniform Commercial Code as adopted in New York as of the date of this Letter Agreement and as modified or amended from time to time.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Letter Agreement, and returning it to Robert Finn, Valley National Bank, 350 Madison Avenue, New York, NY 10017, at or before 5:00 p.m. (New York City time) on December __, 2025, the time at which the terms set forth herein (if not so accepted prior thereto) will be deemed to be withdrawn.

[No further text on this page; signatures follow]

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We appreciate the opportunity to work with you on this transaction.

Very truly yours,

VALLEY NATIONAL BANK

By:	/s/ Robert Finn
Name:	Robert Finn
Title:	Vice President

AGREED TO THIS

12th day of December, 2025

MBC FUNDING II CORP.,

a New York corporation

By:	/s/ Assaf Ran
Name:	Assaf Ran
Title:	Chief Executive Officer

Each undersigned Guarantor hereby acknowledges and consents to the terms of this Letter Agreement and agrees to be bound hereby.

MANHATTAN Bridge Capital, Inc.

By:	/s/ Assaf Ran
Name:	Assaf Ran
Title:	Chief Executive Officer

/s/ Assaf Ran
Assaf Ran, individually

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Schedule A.5.14

Organizational Structure

MBC Funding II Corp. is a New York corporation and a wholly-owned subsidiary of Manhattan Bridge Capital, Inc. MBC Funding II Corp. was formed as a special-purpose financing subsidiary and operates from the Company’s principal offices located at 60 Cutter Mill Road, Great Neck, New York 11021. All of the issued and outstanding shares of MBC Funding II Corp. are owned directly by Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. is a publicly-traded New York corporation listed on Nasdaq under the symbol “LOAN.” The company has no parent entity and is owned by its public shareholders. Manhattan Bridge Capital, Inc.’s principal executive offices are located at 60 Cutter Mill Road, Suite 205, Great Neck, New York 11021. It directly owns 100% of the equity interests in MBC Funding II Corp. and does not have any other subsidiaries or affiliated entities that form part of the borrowing structure.

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Schedule A.5.15

Perfection Information

[See Attached]

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Exhibit A

COMPLIANCE CERTIFICATE

Dated as of [___________]

VALLEY NATIONAL BANK

350 Madison Avenue

New York, NY 10017

Attention: Robert Finn

Re: MBC FUNDING II CORP. (the “Borrower”)

This Compliance Certificate (this “Certificate”) is delivered pursuant to the Loan Documents in place between Valley National Bank (the “Bank”) and the Borrower.

The undersigned officer of the Borrower hereby certifies, on behalf of the Borrower, that:

1. I am the duly elected, qualified and acting _________________ of the Borrower, and in such capacity I am responsible for the management of the financial affairs and the preparation of financial statements of the Borrower. I have, together with other officers and other management personnel, acted on behalf of Borrower in connection with the transactions contemplated by the Loan Documents.

2. I am a duly authorized and appointed authorized signatory of the Borrower, authorized to execute and deliver this Certificate on behalf of the Borrower.

3. I have reviewed the terms of the Loan Documents and the contents of this Certificate and I have made, or have caused to be made under my supervision, a review, in reasonable detail, of the transactions and conditions of Borrower (and its subsidiaries, if any) during the accounting period covered by the financial statements delivered with this Certificate.

4. Attached to this Certificate as Exhibit A are the financial statements required to be delivered pursuant to the Loan Documents and such financial statements are correct and complete and fairly present, in all material respects, in accordance with GAAP (or IFRS, if applicable) the financial position and the results of operations of Borrower and its subsidiaries as of the dates of and for the periods covered by such financial statements (subject to normal year-end adjustments and the absence of required footnote disclosures).

5. Attached hereto as Exhibit B are true and accurate computations demonstrating compliance with each of the financial covenants set forth in the Loan Documents as of the end of the most recent fiscal period covered by the attached financial statements.

6. A review of the activities of the Borrower and its subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its subsidiaries performed and observed all its obligations under the Loan Documents, and

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[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower and each Guarantor, or related party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

[or]

the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:] [DESCRIBE in detail the nature of the condition or event, the period which it has existed and the action the Borrower or related parties have taken, are taking, or propose to take with respect to each such condition or event:]

7. The representations and warranties of the Borrower and related parties contained in the Loan Documents are true and correct in all material respect (and true and correct in all respects, in the case of any representations and warranties qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

8. Borrower understands that the extension of credit to Borrower and other agreements of Bank under the Loan Documents are made in reliance upon the information contained herein.

IN WITNESS WHEREOF, the undersigned has executed this instrument in his/her official capacity as described below, and not individually, as of the date first above written.

_______________________________

as ____________________ of the Borrower

[list related parties if delivering separate financials or certifying separate covenants:

______________________________

as ____________________ of _____________]

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Exhibit A – Financial Statements Delivered with Compliance Certificate

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Exhibit B –Financial Covenant Calculations

Below is evidence of Borrower’s compliance with the financial covenants set forth in the loan documents for the applicable fiscal period(s) then ended (including detailed calculations necessary to show such compliance):

Minimum Fixed Charge Coverage Ratio (Borrower):

Minimum Fixed Charge Coverage Ratio (Corporate Guarantor):

Maximum Balance Sheet Leverage (Borrower):

Maximum Balance Sheet Leverage (Corporate Guarantor):

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